Exhibit 99.1

June 23, 2015

KCAP Financial, Inc. Announces Second Quarter 2015 Distribution of $0.21 Per Share

NEW YORK, June 23, 2015 (GLOBE NEWSWIRE) -- The Board of Directors of KCAP Financial, Inc. (Nasdaq:KCAP) approved a quarterly cash distribution of $0.21 per share of common stock for the quarter ended June 30, 2015. The distribution is payable on July 27, 2015 to shareholders of record at the close of business as of July 6, 2015.

We have adopted a Dividend Reinvestment Plan ("DRIP") that provides for reinvestment of our distributions on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash distribution, our stockholders who have not "opted out" of our DRIP will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving cash. Please contact your broker or other financial intermediary for more information regarding the DRIP. Distributions may include net investment income, capital gains and/or return of capital. The tax status of distributions will be determined at the end of the taxable year.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly owned portfolio companies, Trimaran Advisors, L.L.C. and Katonah Debt Advisors, L.L.C. manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

CONTACT:	Jamie Lillis

jlillis@soleburyir.com

(203) 428-3223

Source: KCAP Financial, Inc.

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